Exhibit 10.1
May 25, 2026

Dear Fernando,

We are thrilled to welcome you to the Chipotle team as our Chief Brand Officer. Under the mentorship of Scott Boatwright, you will play a vital role in Cultivating a Better World. Your official start date will be mutually agreed upon but will be on or around May 25, 2026. We are looking forward to your contributions and working together towards our shared goals. Welcome to the team!

This position requires you to work in-person at our Restaurant Support Center in Newport Beach, CA and you are expected to relocate to Southern California by the end of 2026. We support employees with flexibility when periodic needs come up, which is subject to approval by your supervisor.

Chipotle will provide you with a relocation package to assist with the cost of your move from Miami, Florida to the Newport Beach, California area. The relocation package is subject to the terms of the Relocation Request & Acknowledgement Form enclosed with this offer letter.

Salary
Your annualized base salary will be $700,000 paid on a bi-weekly basis.

New Hire Awards
Sign On Bonus
You are eligible for a sign-on bonus of $500,000, subject to the terms of the Bonus Advance and Payback Agreement enclosed with this offer letter. The sign-on bonus is taxable, and all regular payroll taxes will be withheld.

Hire Equity Award
You will be eligible for a “hire” equity grant award. You will receive a combination of Stock Only Stock Appreciation Rights (SOSARs) and Restricted Stock Units (RSUs) with a combined total grant date value of approximately $5,000,000. The grant will be provided in the form of 50% SOSARS and 50% RSUs. Fifty percent of the SOSARs and RSUs will vest two years from the date of grant and the remaining fifty percent will vest three years from the date of grant (if you are still employed with Chipotle). The SOSARS will have a seven-year term and an exercise price equal to the closing stock price on the date of grant. The grant will be subject to the terms and conditions of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan and your grant agreements. New hire grants are generally made once per quarter during an open trading window, and your “hire” equity award will be granted to you on the first quarterly new hire grant date that occurs after your start date, subject to Chipotle’s Insider Trading Policy.

Annual Compensation
Annual Merit
You will be eligible to be considered for an annual merit review as long as you remain employed with Chipotle. This review might lead to an increase in your compensation and is tied to your annual performance review. You will first be eligible for an annual merit increase in 2027.

Bonus Program
You will be eligible to participate in Chipotle’s annual incentive plan (AIP) starting in 2026. The program typically pays out in March of the following year (in this case 2027). Your target incentive payout is 100%, and this will not be prorated for 2026. To be eligible for the AIP bonus you must be actively employed with Chipotle at the time the AIP bonus is paid. More information on the AIP bonus will be provided in a separate policy document.

Annual Long-Term Incentives
Beginning in 2027, you will be eligible for annual equity awards, which are generally granted in the first quarter of every year. The total target grant date value of your 2027 award will depend upon the long-term incentive grant guidelines approved by the Compensation Committee on an annual basis; however, your 2027 total target grant date value will be $5,000,000, which is subject to adjustment based on the grant guidelines approved by the Committee, as referenced above, and your 2026 performance evaluation. The award can consist of RSUs, SOSARs and Performance Share Units (PSUs) depending on the guidelines established on an annual basis, but the current mix for

Exhibit 10.1
your level is 60% PSUs, 20% SOSARs, and 20% choice between RSUs and SOSARs. These awards will be subject to the terms and conditions of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan and your grant agreements, which will be consistent with the terms of award granted to other Executive Officers of Chipotle. In addition, your grant must be approved by the Compensation, People, and Culture Committee of the Board.

Employee Benefits
As a regular full-time employee, you will be eligible to participate in the employee benefits plans and programs provided by Chipotle to other Executive Officers, as in effect from time to time. If you're interested in enrolling in these benefits opportunities, you must complete online enrollment within 30 days from your start date. Please see Benefits Overview enclosed with this offer letter for additional information.

Paid Time Off
You will be eligible for Chipotle’s Paid Time Off (PTO) policy, which does not limit the amount of PTO you may take each year. As a result of this unlimited structure, you will not accrue vacation hours. Any request for PTO must be approved by your manager, is subject to a business needs review, and cannot exceed 15 business days at a time.

Deferred Compensation:
You will be eligible to participate in Chipotle’s Nonqualified Deferred Compensation Plan and the Nonqualified Deferred Bonus Plan, which allows for pre-tax contributions of both regular earnings and bonus earnings beyond the IRS limitations for Chipotle’s 401(k) Plan, subject to the Plan eligibility and enrollment rules. Once eligibility requirements are met, we match up to 4% for employee contributions of 5% with no vesting requirements. Additional information regarding the plan will be provided to you at the time of annual enrollment for both plans.

Gym Allowance and Executive Physical
You will be eligible to receive a gym allowance of $115.38 per pay period. You and your spouse will also be eligible to receive an Annual Executive Physical valued at $4,200 per individual, or $8,400 in total. The benefits team will reach out to you with further details.

Financial/Tax Planning Reimbursement:
You will be eligible for reimbursement of financial/tax planning services up to $7,500 annually. This is considered taxable compensation and will not be grossed up for tax purposes.

Executive Severance and Change in Control Plans
As an Executive Officer, you will be eligible to participate in Chipotle’s Change in Control Severance Plan, subject to your execution of a participation agreement, and Chipotle’s Executive Officer Severance Plan.

Executive Compensation Recovery Policy
As an Executive Officer, you will be subject to any clawback or recoupment provisions as may be required pursuant to any applicable laws, government regulations, stock exchange listing requirements or Chipotle policies in effect from time to time, including Chipotle’s Executive Compensation Recovery Policy.

Other Executive Officer Policies
As an Executive Officer, you will be subject to the Chipotle Executive Stock Ownership Guidelines, Insider Trading Policy and other policies and guidelines applicable to the other executive officers of Chipotle. The Executive Stock Ownership Guidelines will require you to achieve a minimum investment in Chipotle common stock of three (3) times your annual base salary within five (5) years of your start date.

Other Key Terms and Conditions
Chipotle’s expectation is that you will devote your full working hours to Chipotle business, except as set forth in this offer letter.

Consulting Arrangements: You agree to terminate all consulting, advisory or similar arrangements or engagements that you have with third parties prior to or shortly after your commencement of employment with Chipotle. Any future consulting, advisory or similar arrangements will require prior approval from me.

Board Memberships: You agree to resign from all boards of directors, advisory boards or other similar positions that you currently hold, except if your continued service is approved by me.

Exhibit 10.1
During your employment with Chipotle, you agree that Chipotle reserves the right to require you to resign from any outside board or advisory position if such service creates an actual or perceived conflict of interest with Chipotle’s best interests, and/or materially interferes with the performance of your duties for Chipotle, as determined by Chipotle in its discretion.
Please provide confirmation of all applicable resignations within seven (7 days) of your resignation.

Cannes Lions Teaching Engagement: You may continue to participate as an instructor in the Cannes Lions educational program, which you have estimated requires approximately 12 – 20 hours per year, as long as such service does not materially interfere with the performance of your duties for Chipotle, as determined by Chipotle in its discretion.

Terms of Employment
This offer letter and the terms of your employment with Chipotle shall be subject to the rules and laws of the State of California.

Your employment is contingent upon you executing on or before your start date, and thereinafter complying with, a Confidentiality and Non-Disclosure Agreement and other policy acknowledgements.

You will receive an email which will contain a link to your new hire forms, Salaried Benefits Guide, 401(k) Summary Plan Description, and W-4 information. In addition, please remember to bring your appropriate documentation for the completion of your I-9 showing your eligibility to work in the US.

This offer of employment is contingent upon you providing satisfactory evidence of your identity and legal authorization to work in the United States. You must complete the required documentation to verify your eligibility for employment within three (3) days of your start date. If you are unable to provide satisfactory proof of your eligibility to work in the United States, the offer of employment may be rescinded.

This offer of employment is contingent upon Chipotle receiving favorable results to a background check of you.

This offer of employment is contingent upon your agreement to relocate to within a commutable range of our office in Newport Beach, CA by the end of 2026.

We recognize that you retain the option, as does Chipotle, of ending your employment at any time, with or without notice or cause. In other words, your employment with Chipotle is at will, and neither this letter nor any oral or written representations may be considered an obligation of Chipotle to employ you for any specific period. If you reside in New York City or the State of Montana, the prior statement does not apply.

This offer letter supersedes and replaces all previous discussions, arrangements and agreements between you and Chipotle in respect of the subject matter described herein.

Congratulations again, we are very excited at the prospect of you joining the Chipotle team!

Sincerely,

/s/ Scott Boatwright
Chief Executive Officer

I have read, understand, and hereby agree to the terms of this offer letter, as of May 25, 2026.

/s/ Fernando Machado